Exhibit 10.3

CVR REFINING, LP
LONG-TERM INCENTIVE PLAN
OTHER UNIT BASED AWARD AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of April 15, 2015 (the “Grant Date”), between CVR Refining, LP, a Delaware limited partnership (the “Partnership”), and the individual grantee designated on the signature page hereof (the “Grantee”). Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed to such terms in the CVR Refining, LP Long-Term Incentive Plan, as amended from time to time (the “Plan”), unless the context requires otherwise.

WHEREAS, the Grantee is party to an employment agreement with CVR Energy, Inc. (“CVR Energy”), an Affiliate of the Partnership, dated December 1, 2014, as amended from time to time (the “Employment Agreement”);

WHEREAS, in accordance with Section 2.7 of the Employment Agreement, the Grantee was previously awarded “Incentive Units” under the terms and conditions of that certain incentive unit agreement between the Grantee and CVR Energy dated December 1, 2014 (the “Incentive Unit Agreement”);

WHEREAS, in exchange for the Award that is being granted to Grantee under the Plan, the Grantee agrees to waive and forfeit any and all of his rights to and interests in or provided under the Incentive Unit Agreement (including, without limitation, any and all rights to “Incentive Units” and any payments or other amounts thereunder);

WHEREAS, the Board has previously adopted the Plan, the terms of which are hereby incorporated by reference and made a part of this Agreement;

WHEREAS, the Plan provides for the issuance of Other Unit Based Awards which are denominated, payable or valued in Units, or are otherwise based on or related to Units, in whole or in part; and

WHEREAS, the Committee responsible for administration of the Plan has authorized the grant of the Other Unit Based Award to the Grantee pursuant to the terms and conditions as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.Grant of Other Unit Based Award; Forfeiture of Incentive Units.

1.1    Subject to Section 1.2 below, the Partnership hereby grants to the Grantee, and the Grantee hereby accepts from the Partnership on the terms and conditions set forth in this Agreement, an Other Unit Based Award equal to 227,927 notional units (the “Notional Units”)

under the Plan on the terms and conditions set forth herein. Subject to the terms and conditions of this Agreement, each Notional Unit represents the right of the Grantee to receive, if such Notional Unit becomes vested, a cash payment equal to the positive difference, if any, between (A) the average closing price of a Unit for the first 10 trading days of the month immediately preceding the month in which the applicable date of vesting occurs hereunder pursuant to Section 2 or Section 3(a) or (b) (such 10 trading days, the “Unit Measurement Period”) minus (B) $23.39. For purposes of calculating such average closing price per Unit for the Unit Measurement Period, any dividend or other distribution to which Grantee is entitled pursuant to Section 4 hereof shall be taken into account with respect to the per Unit closing price for each day occurring during the Unit Measurement Period. The Award hereunder granted shall not represent actual Units or other equity securities of the Partnership or the General Partner or any right to receive actual Units or equity securities of the Partnership or the General Partner. The reference to the Units of the Partnership is used herein solely to calculate the cash payout, if any, to be awarded to the Grantee in accordance with this Agreement.

1.2    Effective as of the Grant Date, the Grantee hereby waives and forfeits any and all of his rights to and interests in or provided under the Incentive Unit Agreement (including, without limitation, any and all rights to “Incentive Units” and any payments or other amounts thereunder). In addition, the Grantee hereby acknowledges and agrees that the Other Unit Based Award granted to him hereunder is in full and complete satisfaction of any and all of the Partnership’s, CVR Energy’s or any of their respective Affiliates’ obligations arising under Section 2.7 of the Employment Agreement.

1.3    This Agreement shall be construed in accordance with and consistent with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference).

2.    Vesting Date.

The Notional Units are unvested on and after the Grant Date and shall vest, with respect to 100% of the total number of Notional Units granted hereunder, on December 1, 2017 (“Vesting Date”), provided the Grantee continues to serve as an employee of the Partnership (or an Affiliate thereof) from the Grant Date through the Vesting Date.

3.     Termination of Employment.

(a)    If on, or at any time following, December 1, 2015 and prior to the Vesting Date, (i) the Grantee’s employment is terminated by the Partnership or one of its Affiliates by reason of his Disability (as defined below), (ii) the Grantee's employment is terminated due to his death, (iii) the Grantee’s employment is terminated by the Partnership or one of its Affiliates other than for Cause (as defined below) or Disability (and excluding any termination occurring within the one (1) year period commencing on the date of a Change of Control), or (iv) the Grantee resigns from employment with the Partnership or one of its Affiliates for Good Reason (as defined below) (and excluding any termination occurring within the one (1) year period commencing on the date of a Change of Control), then, in the case of clause (i), (ii), (iii) or (iv) above, a portion of the Notional Units calculated by multiplying the total number of Notional Units granted hereunder by a fraction (the numerator of which is the number of completed calendar months that have lapsed from December 1, 2014 to the date of termination, and the denominator of which is 36), shall become immediately vested on the date of such employment termination. As used herein, “Disability,” “Cause” and “Good Reason” shall have the meanings ascribed to such terms in the Employment Agreement.

(b)    If, within the one (1) year period commencing on the date of a Change of Control, (i) the Grantee’s employment is terminated by the Partnership or one of its Affiliates other than for Cause or Disability, or (ii) the Grantee resigns from employment with the Partnership or one of its Affiliates for Good Reason, then, any Notional Units that have not vested prior to such time shall become immediately vested on the date of such employment termination.

(c)    Any unvested Notional Units that do not become vested in connection with the Grantee’s termination of employment in accordance with Section 3(a) or (b) of this Agreement shall be forfeited immediately upon the Grantee’s termination of employment.

(d)    To the extent any payments provided for under this Agreement are treated as “nonqualified deferred compensation” subject to Section 409A of the Code, (i) this Agreement shall be interpreted, construed and operated in accordance with Section 409A of the Code and the Treasury regulations and other guidance issued thereunder, (ii) if on the date of the Grantee’s separation from service (as defined in Treasury Regulation §1.409A-1(h)) with the Partnership or one of its Affiliates the Grantee is a specified employee (as defined in Section 409A of the Code and Treasury Regulation §1.409A-1(i)), no payment constituting the “deferral of compensation” within the meaning of Treasury Regulation §1.409A-1(b) and after application of the exemptions provided in Treasury Regulation §§1.409A-1(b)(4) and 1.409A-1(b)(9)(iii) shall be made to the Grantee at any time prior to the earlier of (A) the expiration of the six (6) month period following the Grantee’s separation from service or (B) the Grantee’s death, and any such amounts deferred during such applicable period shall instead be paid in a lump sum to the Grantee (or, if applicable, to the Grantee’s estate) on the first payroll payment date following expiration of such six (6) month period or, if applicable, the Grantee’s death, and (iii) for purposes of conforming this Agreement to Section 409A of the Code, any reference to termination of employment, termination or separation from employment, resignation from employment or similar terms shall mean and be interpreted as a “separation from service” as defined in Treasury Regulation §1.409A-1(h). For purposes of applying Section 409A of the Code to this Agreement (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that the Grantee may be entitled to receive under this Agreement shall be treated as a separate and distinct payment and shall not collectively be treated as a single payment.

(e)    For purpose of this Section 3, for the avoidance of doubt, and notwithstanding anything herein to the contrary, if the Grantee has an employment agreement with the Partnership or one of its Affiliates that terminates or expires without renewal thereof and the Partnership (or one of its Affiliates) chooses not to enter into a new employment agreement with the Grantee, then, except as expressly provided under circumstances described in Section 3(a) or (b) above, the Grantee shall not be entitled to any acceleration of vesting or any payments whatsoever pursuant to this Section 3 irrespective of whether the Grantee experiences a termination of employment (for any reason) or continues in the employ of the Partnership (or one of its Affiliates) on an at-will basis or otherwise.

4.    Distribution Equivalent Rights

The Partnership hereby grants to the Grantee, and the Grantee hereby accepts from the Partnership, one “Distribution Equivalent Right” for each Notional Unit granted herein equal to the cash value of all distributions declared by the Partnership on each Unit from December 1, 2014 to and including the date that is the earlier of the Vesting Date and the date on which the Grantee experiences a termination of employment with the Partnership or one of its Affiliates under circumstances described in Section 3(a) or (b), provided that the foregoing shall only apply with respect to distributions with “ex-dividend” dates occurring from December 1, 2014 to and including the last day of the Unit Measurement Period. The reference to the cash value of such distributions is used herein solely to calculate the cash payout, if any, to be awarded in respect of such Distribution Equivalent Rights and does not create any separate rights with respect to the Distribution Equivalent Rights. Notwithstanding the foregoing, the payment of Distribution Equivalent Rights will be deferred until and conditioned upon the underlying Notional Units becoming vested pursuant to Section 2 or 3(a) or (b) hereof and, upon any such vesting, Distribution Equivalent Rights on all vested Notional Units, with no interest thereon, shall become payable to the Grantee in accordance with Section 5 hereof.

5.    Payment Date.

Within 15 business days following the earlier of the Vesting Date and the date on which the Grantee experiences a termination of employment with the Partnership or one of its Affiliates under circumstances described in Section 3(a) or (b), the Partnership will deliver to the Grantee the cash payment underlying the Notional Units and Distribution Equivalent Rights (if any) that become vested pursuant to Section 2 or 3 of this Agreement.

6.    Non-transferability.

The Notional Units may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated, other than by will or by the laws of descent or distribution. The Notional Units shall not be subject to execution, attachment or other process.

7.    Incentive Compensation Recoupment.

7.1    To the extent not prohibited by applicable law, the Board, in its sole and absolute discretion, may seek reimbursement of any payment made to Grantee in respect of the Notional Units granted hereunder if (A) Grantee is currently or was previously designated as an “officer” by the Board for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (such designation, “Officer”), and (B) Grantee, in the judgment of the Board, commits misconduct or a gross dereliction of duty that results in a material violation of Partnership policy and causes significant harm to the Partnership (or any of its Affiliates) while serving in his or her capacity as an Officer. In such event, (x) if Grantee is a current Officer, the Board may seek reimbursement of all or a portion of any such payment made to Grantee during the three-year period preceding the date on which such misconduct or dereliction of duty was discovered by the Partnership (or any of its Affiliates), or (y) if Grantee is a former Officer, the Board may seek reimbursement of all or a portion of any such payment made to Grantee during the three-year period preceding the last date on which Grantee was an Officer.

7.2     To the extent not prohibited by applicable law, if Grantee is an Officer, the Board may, in its sole discretion, seek reimbursement of any payment made to Grantee in respect of the Notional Units granted hereunder in the event of a restatement of the Partnership’s (or any of its Affiliates’) financial results (occurring due to material noncompliance with any financial reporting requirements under applicable securities laws) that reduced a previously granted payment made to Grantee in respect of the Notional Units granted hereunder.  In that event, the Board will seek to recover the amount of any such payment made to Grantee that exceeded the amount that would have been paid based on the restated financial results.

7.3    If the Partnership subsequently determines that it is required by law to apply a “clawback” or alternate recoupment provision to the Notional Units granted hereunder, under the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, then such clawback or recoupment provision also shall apply to such Notional Units, as if it had been included on the effective date of this Agreement.

8.    No Right to Continued Employment.

Nothing in this Agreement shall be interpreted or construed to confer upon the Grantee any right with respect to continuance of employment by the Partnership or one of its Affiliates, nor shall this Agreement interfere in any way with the right of the Partnership or one of its Affiliates to terminate the Grantee’s employment therewith at any time.

9.    Withholding of Taxes.

The Grantee shall pay to the Partnership (or an applicable Affiliate thereof), and the Grantee shall agree on such other arrangements necessary for the Grantee to pay, the applicable federal, foreign, state and local income taxes required by law to be withheld (the “Withholding Taxes”), if any, upon the vesting or payment of the Notional Units. The Partnership (or an applicable Affiliate thereof), shall have the right to deduct from any payment of cash to the Grantee an amount equal to the Withholding Taxes in satisfaction of the Grantee’s obligation to pay Withholding Taxes.

10.    Interpretation.

This Agreement is intended to comply with Rule 16b-3 of the Exchange Act and the Committee shall interpret and administer the provisions of this Agreement in a manner consistent therewith. Any provision inconsistent with such rule shall be inoperative and shall not affect the validity of this Agreement.

11.    Modification or Termination of Agreement.

This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto; provided, however, that the Partnership may modify or amend this Agreement without the written consent of the Grantee to the extent that such action is necessary for compliance with an applicable law, regulation or exchange requirement that impacts this Agreement. No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the time or at any prior or subsequent time.

12.    Severability.
Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

13.    Governing Law.
The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to the conflicts of laws principles thereof.

14.    Entire Understanding.
This Agreement embodies the entire understanding and agreement of the parties in relation to the subject matter hereof, and no promise, condition, representation or warranty, expressed or implied, not herein stated, shall bind either party hereto.

15.    Rights as Equity Holder.
In no event whatsoever shall the Grantee possess any incidents of ownership in any equity of the Partnership with respect to the Notional Units granted hereunder.

16.    Successors in Interest.
This Agreement shall inure to the benefit of and be binding upon any successor to the Partnership. This Agreement shall inure to the benefit of the Grantee’s beneficiaries, heirs, executors, administrators, successors and legal representatives. All obligations imposed upon the Grantee and all rights granted to the Partnership under this Agreement shall be final, binding and conclusive upon the Grantee’s beneficiaries, heirs, executors, administrators, successors and legal representatives.

17.    Unfunded Status. The Notional Units constitute an unfunded and unsecured promise of the Partnership to deliver (or cause to be delivered) to the Grantee, subject to the terms and conditions of this Agreement, cash on the applicable vesting date for the applicable portion of such Notional Units as provided herein. By accepting this grant of Notional Units, the Grantee understands that this grant does not confer any legal or equitable right (other than those constituting the Notional Units) against the Partnership or any of its Affiliates, directly or indirectly, or give rise to any cause of action at law or in equity against the Partnership or any of its Affiliates. The rights of the Grantee (or any person claiming through the Grantee) under this Agreement shall be solely those of an unsecured general creditor of the Partnership.
18.    Resolution of Disputes.
Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee (in its sole and absolute discretion). Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Partnership for all purposes.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

CVR REFINING, LP By: CVR REFINING GP, LLC, its general partner	GRANTEE
/s/ John J. Lipinski	/s/ Martin J. Power
By: John J. Lipinski	Martin J. Power
Title: Chief Executive Officer and President

[Signature Page to Other Unit Based Award Agreement]